UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 15, 2021
Date of Report (date of earliest event reported)

NIKE, Inc.
(Exact name of registrant as specified in its charter)

Oregon	1-10635	93-0584541
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ONE BOWERMAN DRIVE
BEAVERTON, OR 97005-6453
(Address of principal executive offices and zip code)

(503) 671-6453
Registrant's telephone number, including area code

NO CHANGE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class B Common Stock	NKE	New York Stock Exchange
(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement

On March 15, 2021, NIKE, Inc. (the “Company”) entered into a Credit Agreement with Bank of America, N.A., as administrative agent, and the other financial institutions named therein as lenders (the “Credit Agreement”). The Credit Agreement provides for up to $1 billion of borrowings pursuant to a 364-day unsecured revolving credit facility (the “Credit Facility”), which is available for working capital and general corporate purposes, including supporting the issuance of commercial paper. In addition to loans in U.S. Dollars, borrowings under the Credit Facility will be available in Canadian Dollar, Euro, Sterling, Yen and any other currency that is freely convertible into U.S. Dollars and agreed to by the administrative agent and the then existing lenders. The Credit Facility matures on March 14, 2022.

The Company may, upon the agreement of either the then existing lenders or of additional banks not currently party to the Credit Agreement, increase the commitments under the Credit Facility to up to $1,500,000,000. The Company may also request renewal of the Credit Facility for an additional 364-day period or convert any amounts outstanding into a term loan for a period of up to one year, which term loan would mature no later than the anniversary of the then effective termination date.

Borrowings under the Credit Facility will bear interest, at the Company’s option, at either (a) LIBOR plus an applicable margin or (b) a base rate defined as the highest of (i) the Bank of America “prime rate”, (ii) the federal funds effective rate plus 0.50% and (iii) the one month LIBOR plus 1.00%. The applicable margin for LIBOR loans will range from 0.355% to 0.690% based on the public ratings of the Company’s long-term, senior unsecured, non-credit enhanced indebtedness for borrowed money. The Company may select interest periods of 1, 3 or 6 months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

The Credit Agreement contains covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional liens; engage in mergers, acquisitions and dispositions; and use proceeds of loans under the Credit Facility. The Credit Agreement does not include any financial covenants.

The description of the Credit Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

On March 15, 2021, concurrently with the Company’s entry into the Credit Agreement described in Item 1.01 hereof, the Company terminated the existing Credit Agreement dated April 6, 2020, which provided for up to $2.0 billion of borrowings in U.S. Dollars pursuant to a 364-day unsecured revolving credit facility, with the banks, financial institutions and other lenders signatory thereto (the “Prior Credit Agreement”). The Prior Credit Agreement contained covenants that, among other things, limited or restricted the ability of the Company and its subsidiaries to incur additional liens; engage in mergers, acquisitions and dispositions; engage in transactions with affiliates; and use proceeds of loans under the Prior Credit Agreement. The Prior Credit Agreement did not include any financial covenants. No amounts were outstanding under this facility as of March 15, 2021. The Prior Credit Agreement would have expired in April 2021.

Item 2.02 Results of Operations and Financial Condition
On March 18, 2021, the Company issued a press release disclosing financial results for the fiscal quarter ended February 28, 2021. The text of the release is furnished herewith as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement

The information contained in Item 1.01 of this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are furnished with this Form 8-K:

Exhibit No.	Exhibit
10.1
Credit Agreement dated as of March 15, 2021, among NIKE, Inc., Bank of America, N.A. as Administrative Agent, Citibank, N.A. as Syndication Agent, Deutsche Bank Securities Inc., HSBC Bank USA, National Association and JPMorgan Chase, N.A., as Co-Documentation Agents, and the other Banks named therein

99.1	NIKE, Inc. Press Release dated March 18, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKE, Inc. (Registrant)

Date:	March 18, 2021	By:	/s/ Matthew Friend
Matthew Friend
Executive Vice President and Chief Financial Officer